Exhibit 99.7

4 December 2009

The Directors

Kraft Foods, Inc.

Three Lakes Drive

Northfield

Illinois

60093

United States of America

Lazard & Co., Limited

50 Stratton Street

London

W1J 8LL

KRAFT FOODS INC.’S OFFER FOR CADBURY PLC (“CADBURY”)

Dear Sirs

We refer to the statements (the “Statements”) Kraft Foods set out on pages 9 and 10 and in clause (s) of Appendix VI of the Offer Document dated 4 December 2009 (the “Offer Document”) to the effect that:

“Kraft Foods believes there is a significant opportunity to realise pre-tax cost savings of at least US$625 million annually.

Such annual cost savings are expected to be achieved over and above the current performance improvement programmes at each of Kraft Foods and Cadbury (including Cadbury’s Vision into Action programme).”;

“Kraft Foods expects that it will achieve the run-rate on these cost savings by the end of the third year following completion of the Offer. Total one-off implementation cash costs of approximately US$1.2 billion are expected to be incurred in the first three years following completion”; and

“The expected sources of the expected annual pre-tax cost savings of at least US$625 million are:

•

potential operational cost savings of US$300 million per annum resulting from efficiencies and economies of scale in the areas of procurement, manufacturing, customer service, logistics and research and development;

•	potential general and administrative cost savings of US$200 million resulting from efficiencies in the areas of central, regional and country level administrative expenses; and

•	potential marketing and selling cost savings of US$125 million resulting from efficiencies and economies of scale in the areas of marketing, media and selling expenses.”

The Statements have been made in the context of disclosures in Appendix VI of the Offer Document setting out the basis of the belief of the Directors of Kraft Foods (the “Directors”) supporting the Statements and their analysis and explanation of the underlying constituent elements.

This letter is required by Note 8(b) of Rule 19.1 of the City Code on Takeovers and Mergers (the “Takeover Code”) and is given for the purpose of complying with that requirement and for no other purpose.

Responsibility

The Directors are responsible for making the Statements in accordance with Rule 19.1 of the Takeover Code. It is our responsibility and that of Lazard & Co., Limited (“Lazard”) to form our respective opinions, as required by Note 8(b) to Rule 19.1 of the Takeover Code, as to whether the Statements have been made by the Directors with due care and consideration.

Our work in connection with the Statements has been undertaken solely for the purposes of reporting under Note 8(b) to Rule 19.1 of the Takeover Code to the Directors and to Lazard. We accept no responsibility to any other parties other than to those persons to whom this report is expressly addressed in respect of, arising out of or in connection with that work.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Basis of opinion

We conducted our work in accordance with the Statements of Investment Circular Reporting Standard 1000 (Investment Reporting Standards applicable to all engagements in connection with an investment circular) issued by the Auditing Practices Board in the United Kingdom. We have discussed the Statements together with the relevant bases of belief (including sources of information) with the Directors and with Lazard. Our work did not involve any independent examination of any of the financial or other information underlying the Statements.

We do not express any opinion as to the achievability of the cost savings and benefits identified in the Statements. The Statements are subject to uncertainty as described in Appendix VI to the Offer Document. Because of the significant changes in the enlarged group’s operations expected to flow from the proposed merger and because the Statements relate to the future, the actual benefits achieved are likely to be different from those anticipated in the Statements and the differences may be material.

Opinion

On the basis of the foregoing, we report that in our opinion the Directors have made the Statements, in the form and context in which they are made, with due care and consideration.

Yours faithfully

Ernst & Young LLP

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